EXECUTION COPY

AMENDMENT NO. 1
AMENDMENT NO. 1, dated as of March 4, 2016 (this “Amendment No. 1”), among Yum! Brands, Inc. (the “Borrower”), the Guarantors, the existing Lenders (the “Existing Lenders”) under, and as defined in, the Credit Agreement (as hereinafter defined), the 2016 New Lender and Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”).
WHEREAS, reference is hereby made to the Term Loan Credit Agreement, dated as of December 8, 2015 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified prior to giving effect to this Amendment No. 1, the “Credit Agreement”), among the Borrower, the Lenders party thereto and the Administrative Agent;
WHEREAS, as of the date hereof, the Borrower, the Administrative Agent and the Existing Lenders desire to amend the Credit Agreement pursuant to amendments authorized by Section 10.02(b) of the Credit Agreement to (i) permit the borrowing of the 2016 New Loan (as hereinafter defined) pursuant to this Amendment No. 1 and the Amended Credit Agreement (as hereinafter defined) and to designate such 2016 New Loan as a “Loan” for all purposes under the Credit Agreement and (ii) make the other modifications set forth herein;
WHEREAS, the Borrower desires to obtain the 2016 New Loan in an aggregate principal amount of $500,000,000 in a single Borrowing to be provided, in its entirety, by the 2016 New Lender (and not, for the avoidance of doubt, by any other Lender);
WHEREAS, the 2016 New Loan shall have the same terms and conditions as those applicable to the Loans borrowed prior to the Amendment No. 1 Effective Date (the “Existing Loans”) and the 2016 New Loan and the Existing Loans shall constitute a single class of Loans under the Amended Credit Agreement (as hereinafter defined);
WHEREAS, the 2016 New Lender has agreed to provide the 2016 New Loan upon the receipt of a 2016 New Loan Borrowing Request (as hereinafter defined) and in accordance with the terms and conditions set forth in this Amendment No. 1 and in the Amended Credit Agreement; and
WHEREAS, pursuant to Section 10.02(b) of the Credit Agreement, the consent of each Lender (excluding, for the avoidance of doubt, the 2016 New Lender) is required for the effectiveness of the amendments to the Credit Agreement set forth in this Amendment No. 1, and each such Lender has agreed to consent to such amendments;
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Amended Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement. The rules of construction and other interpretive provisions specified in Sections 1.02, 1.03 and 1.04 of the Amended Credit Agreement shall apply to this Amendment No. 1, including terms defined in the preamble and recitals hereto.
(b)    As used in this Amendment No. 1, the following terms have the meanings specified below:

“Amended Credit Agreement” shall mean the Credit Agreement, as amended by this Amendment No. 1.
“Amendment No. 1” shall have the meaning provided in the preamble hereto.
“Amendment No. 1 Effective Date” shall have the meaning provided in Section 8 hereof.
“2016 New Lender” shall mean Wells Fargo Bank, National Association.
“2016 New Loan” shall have the meaning provided in Section 2 hereof.
“2016 New Loan Borrowing Request” shall have the meaning provided in Section 2 hereof.
“2016 New Loan Commitment” shall mean the amount set forth opposite the 2016 New Lender’s name on Schedule 1 to this Amendment No. 1 as the 2016 New Lender’s “2016 New Loan Commitment”. The principal amount of the 2016 New Loan Commitment as of the Amendment No. 1 Effective Date is $500,000,000.
Section 2. 2016 New Loan.
(a)    To request the 2016 New Loan, the Borrower shall deliver to the Administrative Agent a duly completed and executed Borrowing Request in the form of Exhibit A (the “2016 New Loan Borrowing Request”) in accordance with Section 2.03 of the Amended Credit Agreement and subject to the terms and conditions set forth herein and in the Amended Credit Agreement, the 2016 New Lender (and, for the avoidance of doubt, no other Lender) shall make a loan (the “2016 New Loan”) to the Borrower in accordance with this Section 2(a) and the applicable provisions of the Amended Credit Agreement by delivering to the Administrative Agent immediately available funds in an amount equal to the 2016 New Loan Commitment.
(b)    For the avoidance of doubt, the Existing Loans and the 2016 New Loan shall constitute a single class of Loans under the Amended Credit Agreement and the Existing Loans and the 2016 New Loan shall be deemed to be part of the same Borrowing.
Section 3. Amendment; Borrowing on Amendment No. 1 Effective Date. (a) Each of the parties hereto agrees that, effective on the Amendment No. 1 Effective Date and prior to the borrowing of the 2016 New Loan, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit B hereto.
(b)    With effect from the effectiveness of this Amendment No. 1, the 2016 New Loan, when made, shall constitute, for all purposes of the Amended Credit Agreement, a Loan made pursuant to the Amended Credit Agreement and the 2016 New Lender shall constitute, for all purposes of the Amended Credit Agreement, a Lender thereunder.
(c)    Unless previously terminated, the 2016 New Loan Commitment provided for hereunder shall terminate on the earliest of (x) the date on which the 2016 New Loan is borrowed pursuant to Section 2.02 of the Amended Credit Agreement, (y) the date that is 10 Business Days following the Amendment No. 1 Effective Date and (z) the ChinaCo Spin Effective Date.

Section 4. Effect of Amendment; Reaffirmation; Etc. Except as expressly set forth herein or in the Amended Credit Agreement, this Amendment No. 1 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or under any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, (i) each Loan Party acknowledges and agrees that each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Credit Agreement, as amended hereby) and (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the Guarantee Agreement with respect to all of the Obligations (including, for the avoidance of doubt, the 2016 New Loan, when borrowed). On and as of the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “the Credit Agreement”, “thereof”, “thereunder”, “therein” or “thereby” or any other similar reference to the Credit Agreement shall refer to the Credit Agreement as amended hereby.
Section 5. Representations of Loan Parties. The Borrower hereby represents and warrants that, immediately prior to and immediately after giving effect to the transactions contemplated by this Amendment No. 1:
(a)    the representations and warranties of the Company set forth in the Amended Credit Agreement shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the Amendment No. 1 Effective Date, except to the extent that any such representations and warranties expressly relate to an earlier date in which case any such representations and warranties shall be true and correct (or, in the case of any such representation or warranty not qualified as to materiality, true and correct in all material respects) at and as of such earlier date; and
(b)    at the time of and immediately after giving effect to the Amendment No. 1 Effective Date, no Default shall have occurred and be continuing and, solely in the event that any amounts remain outstanding or any commitments remain in place under the Existing Credit Agreement, no “Default” or “Event of Default” shall have occurred and be continuing under the Existing Credit Agreement.
Section 6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Section 7. Counterparts. This Amendment No. 1 may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Amendment No. 1 by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment No. 1.

Section 8. Effectiveness. This Amendment No. 1, and the commitment of the 2016 New Lender to make the 2016 New Loan, shall become effective on the date (the “Amendment No. 1 Effective Date”) when each of the following conditions shall have been satisfied:
(a)    the Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Amendment No. 1 signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Amendment No. 1;
(b)    the Administrative Agent shall have received a favorable written opinion of (i) Mayer Brown LLP, U.S. Counsel for the Loan Parties, and (ii) K&L Gates LLP, special North Carolina counsel to the Company, each dated the Amendment No. 1 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent; the Borrower hereby requests such counsel to deliver such opinion;
(c)    the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower (such evidence of good standing to be limited to the good standing of the Borrower in the Borrower’s jurisdiction of organization), the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent, the 2016 New Lender and their respective counsel;
(d)    the Administrative Agent shall have received all fees (including the upfront fees payable to the 2016 New Lender) and other amounts due and payable on or prior to the Amendment No. 1 Effective Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder;
(e)    the Borrower shall have executed and delivered to the 2016 New Lender a promissory note payable to such Lender; and
(f)    the 2016 New Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including information required under the Act.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

YUM! BRANDS, INC.,
By:
Name:
Title:

[GUARANTOR][1]
By:
Name:
Title:

_________________________
1Signatures of each Guarantor to be provided.

[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A.,
By:
Name:
Title:

CITIBANK, N.A.,
By:
Name:
Title:

GOLDMAN SACHS BANK USA, individually and as Administrative Agent,
By:
Name:
Title:

2016 New Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the 2016 New Lender

By
Name:
Title:

Schedule 1
2016 New Loan Commitment

Lender	2016 New Loan Commitment
Wells Fargo Bank, National Association	$500,000,000

EXHIBIT A
[FORM OF] 2016 NEW LOAN BORROWING REQUEST
Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com

Goldman Sachs Bank USA
200 West Street
New York, New York 10282-2198
Attention: Aaron Peyton
[DATE]
Re:    2016 New Loan Borrowing Request
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of December 8, 2015 (as amended by Amendment No. 1, dated as of March 4, 2016 and as further amended, supplemented or otherwise modified time to time, the “Credit Agreement”), among Yum! Brands, Inc. (the “Borrower”), the Lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent for the Lenders. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement or Amendment No. 1 as the context requires.
The Borrower hereby gives you notice pursuant to Section 2(a)(i) of Amendment No. 1 that it requests the 2016 New Loan under the Credit Agreement to be provided, in its entirety, by the 2016 New Lender (and not, for the avoidance of doubt, by any other Lender), and in that connection sets forth below the terms on which such 2016 New Loan is requested to be made:
(a)    Such 2016 New Loan shall be in an aggregate principal amount equal to $500,000,000;
(b)    the date of such borrowing shall be [•]2;

_________________________

2To be during the 2016 Availability Period. The date of any Borrowing must be a Business Day and (a) in the case of LIBOR Borrowing, three Business Days after the date of this Borrowing Request if this request is submitted by 1:00 p.m., Local Time, and the next Business Day thereafter if this request is submitted after 1:00 p.m., Local Time and (b) in the case of an ABR Borrowing, the date of this Borrowing Request if this request is submitted by 1:00 p.m., Local Time, and the next Business Day thereafter if this request is submitted after 1:00 p.m., Local Time.

(c)    such Borrowing shall be [an ABR Borrowing][a LIBOR Borrowing];
(d)    [if such Borrowing is a LIBOR Borrowing,] the initial Interest Period for such Borrowing shall have a [    ] duration3; and

(e)    the location and number of the Borrower’s account to which funds are to be disbursed4.
The Borrower hereby represents and warrants that on the date of this 2016 New Loan Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

[Signature page follows]

_________________________

3Irregular Interest Period to be included, such that the LIBOR contract will expire on April 4, 2016.
4Such account is to comply with the requirements of Section 2.08 of the Credit Agreement.

Very truly yours, Yum! Brands, Inc.,
By:
Name:
Title:

EXHIBIT B
[Amendments to Credit Agreement attached]

EXHIBIT A

[FORM OF] 2016 NEW LOAN BORROWING REQUEST
Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com

Goldman Sachs Bank USA
200 West Street
New York, New York 10282-2198
Attention: Aaron Peyton
[DATE]
Re:    2016 New Loan Borrowing Request
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of December 8, 2015 (as amended by Amendment No. 1, dated as of March 4, 2016 and as further amended, supplemented or otherwise modified time to time, the “Credit Agreement”), among Yum! Brands, Inc. (the “Borrower”), the Lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent for the Lenders. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement or Amendment No. 1 as the context requires.
The Borrower hereby gives you notice pursuant to Section 2(a)(i) of Amendment No. 1 that it requests the 2016 New Loan under the Credit Agreement to be provided, in its entirety, by the 2016 New Lender (and not, for the avoidance of doubt, by any other Lender), and in that connection sets forth below the terms on which such 2016 New Loan is requested to be made:
(a)    Such 2016 New Loan shall be in an aggregate principal amount equal to $500,000,000;
(b)    the date of such borrowing shall be [•]2;

__________________________

2To be during the 2016 Availability Period. The date of any Borrowing must be a Business Day and (a) in the case of LIBOR Borrowing, three Business Days after the date of this Borrowing Request if this request is submitted by 1:00 p.m., Local Time, and the next Business Day thereafter if this request is submitted after 1:00 p.m., Local Time and (b) in the case of an ABR Borrowing, the date of this Borrowing Request if this request is submitted by 1:00 p.m., Local Time, and the next Business Day thereafter if this request is submitted after 1:00 p.m., Local Time.

(c)    such Borrowing shall be [an ABR Borrowing][a LIBOR Borrowing];
(d)    [if such Borrowing is a LIBOR Borrowing,] the initial Interest Period for such Borrowing shall have a [    ] duration3; and

(e)    the location and number of the Borrower’s account to which funds are to be disbursed4.
The Borrower hereby represents and warrants that on the date of this 2016 New Loan Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

[Signature page follows]

_________________________

3Irregular Interest Period to be included, such that the LIBOR contract will expire on April 4, 2016.
4Such account is to comply with the requirements of Section 2.08 of the Credit Agreement.

Very truly yours,

Yum! Brands, Inc.,

By:
Name:
Title:

EXHIBIT B

[Amendments to Credit Agreement attached]

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT
dated as of
December 8, 2015
as amended as of March 4, 2016
among
YUM! BRANDS, INC.,
The Lenders Party Hereto
and
GOLDMAN SACHS BANK USA
as Administrative Ag
CITIBANK, N.A.
and
JPMORGAN CHASE BANK, N.A.
as Syndication Agents,
WELLS FARGO BANK, NATIONAL ASSOCIATION**
as Documentation Agent

*From and including the Amendment No. 1 Effective Date, JPMorgan Chase Bank, N.A. shall act as a
Lead Arranger and Bookrunner, in place of J.P. Morgan Securities LLC.
**From and including the Amendment No. 1 Effective Date, Wells Fargo Bank, National Association
shall act as a Documentation Agent and Wells Fargo Securities, LLC shall act as a Lead Arranger and
Bookrunner.

and

GOLDMAN SACHS BANK USA,
J.P. MORGAN SECURITIES LLC,*
~~and~~
CITIGROUP GLOBAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC**
as Lead Arrangers and Bookrunners

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TABLE OF CONTENTS
PAGE
Article 1
Definitions

Section 1.01. Defined Terms     1
Section 1.02. Classification of Loans and Borrowings     ~~25~~26
Section 1.03. Terms Generally     ~~25~~26
Section 1.04. Accounting Terms; GAAP     ~~26~~27

Article 2
The Credits

Section 2.01. Commitments     ~~26~~28
Section 2.02. Loans and Borrowings     ~~27~~28
Section 2.03. Requests for Borrowings     ~~27~~29
Section 2.04. Competitive Bid Procedure     ~~28~~29
Section 2.05. [Intentionally Omitted]     ~~30~~32
Section 2.06. [Intentionally Omitted]     ~~30~~32
Section 2.07. [Intentionally Omitted]     ~~30~~32
Section 2.08. Funding of Borrowings     ~~30~~32
Section 2.09. Interest Elections     ~~31~~32
Section 2.10. Termination, Reduction and Extension of Commitments     ~~32~~34
Section 2.11. Repayment of Loans; Evidence of Debt     ~~34~~35
Section 2.12. Prepayment of Loans     ~~35~~36
Section 2.13. Fees     ~~36~~37
Section 2.14. Interest     ~~36~~38
Section 2.15. Alternate Rate of Interest; Illegality     ~~37~~39
Section 2.16. Increased Costs     ~~38~~39
Section 2.17. Break Funding Payments     ~~39~~40
Section 2.18. Taxes     ~~40~~41
Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Setoffs     ~~43~~44
Section 2.20. Mitigation Obligations; Replacement of Lenders     ~~44~~46
Section 2.21. [Intentionally Omitted]     ~~45~~47
Section 2.22. [Intentionally Omitted]     ~~45~~47
Section 2.23. Defaulting Lenders     ~~45~~47

Article 3
Representations and Warranties

Section 3.01. Organization; Powers     ~~46~~47
Section 3.02. Authorization; Enforceability     ~~46~~47
Section 3.03. Governmental Approvals; No Conflicts     ~~46~~48
Section 3.04. Financial Condition; No Material Adverse Change     ~~46~~48
Section 3.05. Properties     ~~47~~48
Section 3.06. Litigation and Environmental Matters     ~~47~~48

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Section 3.07. Compliance with Laws and Agreements     ~~48~~49
Section 3.08. Investment Company Status     ~~48~~49
Section 3.09. Taxes     ~~48~~49
Section 3.10. ERISA     ~~48~~49
Section 3.11. Disclosure     ~~48~~50
Section 3.12. Subsidiary Guarantors     ~~48~~50

Article 4
Conditions

Section 4.01. Effective Date     ~~49~~50
Section 4.02. Each Credit Event     ~~50~~51
Article 5
Affirmative Covenants
Section 5.01. Financial Statements and Other Information     ~~50~~52
Section 5.02. Notices of Material Events     ~~52~~54
Section 5.03. Existence; Conduct of Business     ~~53~~54
Section 5.04. Payment of Obligations     ~~53~~54
Section 5.05. Maintenance of Properties; Insurance     ~~53~~55
Section 5.06. Books and Records; Inspection Rights     ~~53~~55
Section 5.07. Compliance with Laws     ~~53~~55
Section 5.08. Use of Proceeds     ~~54~~55

Article 6
Negative Covenants

Section 6.01. Subsidiary Indebtedness     ~~54~~55
Section 6.02. Liens     ~~54~~56
Section 6.03. Fundamental Changes     ~~55~~57
Section 6.04. OFAC/FCPA     ~~56~~58
Section 6.05. Hedging Agreements     ~~56~~58
Section 6.06. [Intentionally omitted]     ~~56~~58
Section 6.07. Transactions with Affiliates     ~~56~~58
Section 6.08. Issuances of Equity Interests by Principal Domestic Subsidiaries     ~~57~~58
Section 6.09. Leverage Ratio     ~~57~~59
Section 6.10. Fixed Charge Coverage Ratio     ~~57~~59
Section 6.11. Sale and Lease-Back Transactions     ~~57~~59
Section 6.12. Equity Payments     ~~58~~59

ii

Article 7
Events Of Default

Section 7.01. Events of Default     ~~58~~60
Section 7.02. Exclusion of Immaterial Subsidiaries     ~~60~~62

Article 8
The Administrative Agent

Article 9
[Intentionally Omitted]

Article 10
Miscellaneous

Section 10.01. Notices     ~~64~~66
Section 10.02. Waivers; Amendments     ~~65~~67
Section 10.03. Expenses; Indemnity; Damage Waiver     ~~66~~68
Section 10.04. Successors and Assigns     ~~67~~69
Section 10.05. Survival     ~~71~~73
Section 10.06. Counterparts; Integration; Effectiveness     ~~71~~73
Section 10.07. Severability     ~~72~~74
Section 10.08. Right of Setoff     ~~72~~74
Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process     ~~72~~74
Section 10.10. WAIVER OF JURY TRIAL     ~~73~~75
Section 10.11. Headings     ~~73~~75
Section 10.12. Confidentiality     ~~73~~75
Section 10.13. Interest Rate Limitation     ~~74~~76
Section 10.14. Judgment Currency     ~~74~~76
Section 10.15. USA Patriot Act     ~~75~~77
Section 10.16. [Intentionally Omitted]     ~~75~~77
Section 10.17. No Fiduciary Duty     ~~75~~77

iii

CREDIT AGREEMENT dated as of December 8, 2015, as amended as of the Amendment No. 1 Effective Date, among YUM! BRANDS, INC., the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent.
The parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2016 Availability Period” shall mean the period beginning on the Amendment No. 1 Effective Date and ending on the earlier to occur of (x) the date that is 10 Business Days following the Amendment No. 1 Effective Date and (y) the ChinaCo Spin Effective Date.
“2016 New Lender” shall have the meaning assigned to such term in Amendment No. 1.
“2016 New Loan” shall have the meaning assigned to such term in Amendment No. 1.
“2016 New Loan Borrowing Request” shall have the meaning assigned to such term in Amendment No. 1.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Company or a Subsidiary pursuant to a Permitted Acquisition.
“Act” has the meaning assigned to such term in Section 10.15.
“Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Company for such period, adjusted (a) to include (to the extent not otherwise included) the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term “Permitted Acquisition”, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely

1

for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business) and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term “Permitted Acquisition”, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business). For purposes of calculating Adjusted EBITDA for any period, the portion of the Consolidated EBITDA of any Acquired Business that is to be included in Adjusted EBITDA for such period that is attributable to the period prior to the date of acquisition of such Acquired Business shall be determined as though all net income of such Acquired Business for such period was distributed to the holders of the Equity Interests of such Acquired Business ratably.
“Adjusted LIBO Rate” means with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for U.S. Dollars for such Interest Period.
“Administrative Agent” means GS Bank, in its capacity as administrative agent for the Lenders hereunder. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of GS Bank through which GS Bank shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Term Loan Credit Agreement as amended as of the Amendment No. 1 Effective Date and as further modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate that would be applicable to a LIBOR Loan with an interest period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the ICE LIBOR USD page of the Reuters

2

screen displaying the London interbank offered rate administered by the ICE Benchmark Administration (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in U.S. Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the new York Fed Bank Rate or the Adjusted LIBO Rate, respectively.
“Amendment No. 1” means that certain Amendment No. 1 to this Agreement dated as of March 4, 2016 among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any commitment Fees payable hereunder, LIBOR Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee”, “LIBO Rate Spread” or “ABR Spread”, as the case may be, as determined in the manner set forth below based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

Category	Index Debt Ratings (Moody’s/S&P)	Commitment Fee (basis points)	LIBO Rate Spread (basis points) applicable to Loans prior to the Second Extension Date	ABR Spread (basis points) applicable to Loans prior to the Second Extension Date	LIBO Rate Spread (basis points) applicable to Loans following the Second Extension Date	ABR Spread (basis points) applicable to Loans following the Second Extension Date
1	A3 / A-	10.0	100.0	0.0	200.0	100.0
2	Baa1 / BBB+	12.5	112.5	12.5	212.5	112.5
3	Baa2 / BBB	17.5	125.0	25.0	225.0	125.0
4	Baa3 / BBB-	22.5	150.0	50.0	250.0	150.0
5	≤ Ba1 / BB+	25.0	175.0	75.0	275.0	175.0

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Included Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP (except for the exclusion of Excluded Subsidiaries) and (b) Capital Lease Obligations incurred by the Company and its Included Subsidiaries during such period; provided that consideration paid for Permitted Acquisitions shall not be construed to constitute Capital Expenditures.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the ~~date hereof~~ Effective Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date that would be complied with by similarly situated banks acting reasonably; provided, however, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in

6

each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change in Tax Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty,
(b)    any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or
(c)    the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“ChinaCo Spin Effective Date” means the effective date of the transaction under which Yum! China is spun off and the Company splits into two separate publicly traded companies pursuant to the Company’s announcement and press release dated October 20, 2015 regarding such transaction.
“CLO” has the meaning assigned to such term in Section 10.04.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means with respect to each Lender, the commitment of such Lender to make Loans to the Borrower hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, as amended by Amendment No. 1. The aggregate amount of the Commitments (i) as of the Effective Date was US$1,500,000,000 and (ii) as of the Amendment No. 1 Effective Date is US$~~1,500,000,000~~2,000,000,000.
“Commitment Period End Date” means the date occurring three months after the Effective Date.
“Company” means Yum! Brands, Inc., a North Carolina corporation.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.
“Competitive Loan” means a Loan that is made pursuant to a Competitive Bid Request.
“Consenting Lender” has the meaning set forth in Section 2.10(d).

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“Documentation Agent” means, from and including the Amendment No. 1 Effective Date, Wells Fargo Bank, National Association in its capacity as a documentation agent in respect of the credit facilities established hereunder.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any hazardous or toxic substances or wastes or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental compliance, investigation or remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
“Equity Issuance” means the issuance of any Equity Interests (excluding issuances pursuant to employee stock plans or other benefit or employee incentive arrangements).
“Equity Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.18(d), except to the extent that such failure resulted from a Change in Tax Law after the date such Lender first becomes a party to any Loan Document which rendered such Lender no longer legally entitled to deliver the form, forms or other documentation required by Section 2.18(d) or otherwise ineligible for an exemption from, or reduced rate of, withholding and (e) any Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of March 22, 2012 among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Extension Date” has the meaning set forth in Section 2.10(e).
“Facility” means the term loan credit facility made available to the Borrower pursuant to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Fee Letter” means the fee letter, dated as of the ~~date hereof~~Effective Date, among the Borrower, the Administrative Agent and the Lead Arrangers, as amended by the Amended and Restated Fee Letter, dated as of the Amendment No. 1 Effective Date and as further amended, supplemented or otherwise modified from time to time.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“First Extension Date” has the meaning assigned to such term in Section 2.10(e).
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDAR of the Company for such period minus Capital Expenditures refinance, replace, renew or extend the Existing Credit Agreement or, if such indebtedness is rated by neither Moody’s nor S&P, then (b) senior unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement (regardless of whether there is any such indebtedness outstanding).
“Initial Borrowing” has the meaning assigned to such term in Section 4.02(c).
“Initial Borrowing End Date” has the meaning assigned to such term in Section 4.02(c).
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.09.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.
“Interest Period” means (a) with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months (or, (x) solely in the case of the Initial Borrowing, six months and (y) solely in the case of the initial Borrowing of the 2016 New Loan, such other number of days as may be agreed among the 2016 New Lender, the Administrative Agent and the Borrower) thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the U.S. Internal Revenue Service.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Lead Arranger” means each of GS Bank, J.P. Morgan Securities LLC ~~and~~(provided, that from and including the Amendment No. 1 Effective Date, JPMorgan Chase Bank, N.A. shall act as Lead Arranger hereunder; provided, further that the Company agrees that JPMorgan Chase Bank, N.A. may perform its responsibilities hereunder through its affiliate J.P. Morgan Securities LLC), Citigroup Global Markets Inc. and from and including the Amendment No. 1 Effective Date, Wells Fargo Securities, LLC in its capacity as a lead arranger in respect of the credit facilities established hereunder.
“Lenders” means the Persons listed on Schedule 2.01, as amended by Amendment No. 1 and as the same may be amended or modified from time to time and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).
“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in U.S. Dollars and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any such rights of a financial institution under repurchase agreements described in clause (d) of the definition of “Permitted Investments” entered into with such financial institution) with respect to such securities.
“Lien Basket Amount” means, at any time, the sum of (a) the Securitization Amount at such time in respect of Permitted Securitization Transactions and Liens arising in connection therewith to the extent not otherwise permitted by clause (h) of Section 6.02, plus (b) the aggregate principal amount of obligations (including contingent obligations, in the case of Guarantees or letters of credit) at such time secured by Liens permitted under clause (i) of Section 6.02, plus (c) the fair market value of all property sold or transferred after the Effective Date pursuant to Sale and Lease-Back Transactions permitted by clause (c) of Section 6.11.
“Loan” means any loan made by a Lender to the Borrower pursuant to this Agreement.
“Loan Documents” means this Agreement, Amendment No. 1, the Guarantee Agreement, the Fee Letter and any promissory notes issued pursuant to Section 2.11(e).
“Loan Parties” means the Borrower and the Guarantors.
“Local Time” means New York City time.
“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under any Loan Document or (c) the rights and remedies available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than (a) the Loans and (b) Indebtedness owing to the Company or a Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date occurring six months after the Effective Date ~~(the “Original Maturity Date”)~~, as such date may be extended pursuant to Section 2.10(e).
“Maturity Date Extension Request” has the meaning set forth in Section 2.10(~~d~~e).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means:
(a)    with respect to any sale or other disposition of assets by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Loans), (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; and provided further, that if the Borrower or any of its Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from a sale or other disposition of assets, the Borrower or such Subsidiary may reinvest, or commit to reinvest, any portion of such proceeds in the business of the Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 90-day period following receipt of such proceeds;
(b)    with respect to any Debt Issuance, the excess, if any, of (i) cash received by the Borrower and its Subsidiaries in connection with such Debt Issuance over (ii) the sum of (A) payments made to retire any Indebtedness for borrowed money that is required to be repaid in connection with such Debt Issuance (other than the Loans) and (B) the aggregate amount of all Taxes paid or reasonably estimated to be payable and all underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such Debt Incurrence; and
(c)    with respect to any Permitted Securitization Transaction, the excess, if any, of (i) the aggregate Securitization Amount in respect of such Permitted

“Non-Funding Lender” has the meaning set forth in the definition of “Defaulting Lender”.
“Original Maturity Date” ~~has the meaning set forth in the definition of “Maturity Date”~~.means for purposes of a Maturity Date Extension Notice delivered pursuant to Section 2.10(e), (i) with respect to the First Extension Date, the date occurring six months after the Effective Date and (ii) with respect to the Second Extension Date, the date occurring nine months after the Effective Date.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement except for any such taxes imposed in connection with an assignment (other than an assignment made pursuant to Section 2.20).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 10.04.
“Participant Register” has the meaning set forth in Section 10.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means the acquisition by the Company or a Subsidiary of the assets of a Person constituting a business unit or any Equity Interests of a Person; provided that (a) immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, at least 90% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Company or any of its wholly owned Subsidiaries, (d) the Company and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.09 and 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which

Quotation Day (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent after consultation with the Company).
“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.11.
“Second Extension Date” has the meaning set forth in Section 2.10(e).
“Securitization Amount” means, at any date of determination thereof and in respect of any Permitted Securitization Transaction, (a) in the case of a Permitted Securitization Transaction structured as a borrowing of loans secured by receivables or royalty payments, the outstanding principal amount of Indebtedness incurred in respect of such Permitted Securitization Transaction that is secured by such receivables or royalty payments and (b) in the case of a Permitted Securitization Transaction structured as a sale or other transfer of receivables or royalty payments (other than a sale or transfer of such receivables or royalty payments to a Subsidiary), the aggregate amount of cash consideration received by the Company or any of its Subsidiaries from such sale or transfer, but only to the extent representing the outstanding equivalent of principal, capital or comparable interests in respect of such receivables or royalty payments that remain uncollected at such time and would not be distributed to the Company or a Subsidiary if such Permitted Securitization Transactions were to be terminated at such time.
“Securitization Subsidiary” means any Subsidiary that is formed by the Company or any of its Subsidiaries for the sole purpose of effecting or facilitating a Permitted Securitization Transaction and that (a) owns no assets other than receivables, royalty payments and other assets that are related to such Permitted Securitization Transaction and (b) engages in no business and incurs no Indebtedness, in each case, other than those related to such Permitted Securitization Transaction.
“Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Company or any Subsidiary, other than in the ordinary course of business.
“Specified Currency” has the meaning assigned to such term in Section 10.14.
“Specified Time” means with respect to the LIBO Rate, 11:00 a.m., London time.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the ~~date hereof~~Effective Date in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein and (ii) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update - Leases (Topic 840) issued August 17, 2010, or any successor proposal.

ARTICLE 2
THE CREDITS
Section 2.01. Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in U.S. Dollars to the Borrower from time to time during the Availability Period (and, in the case of the 2016 New Lender, during the 2016 Availability Period) in an aggregate principal amount that will not result in (i) such Lender’s Loans exceeding such Lender’s Commitment or (ii) the sum of the total Loans extended hereunder plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. The Loans to be made during the Availability Period shall be available in up to three drawings, and the 2016 New Loan to be made during the 2016 Availability Period shall be available in a single drawing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Loans borrowed under this Section 2.01 and paid or prepaid may not be reborrowed.
Section 2.02. Loans and Borrowings. (a) ~~Each~~Except as set forth in Amendment No. 1, each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.15, (i) each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans and (ii) each Competitive Borrowing shall be comprised entirely of LIBOR Loans or Fixed Rate Loans, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not result in any increased costs under Section 2.16 or any obligation by the Borrower to make any payment under Section 2.18 in excess of the amounts, if any, that such Lender would be entitled to claim under Section 2.16 or 2.18, as applicable, without giving effect to such change in lending office.
(c)    At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 3 LIBOR Borrowings outstanding.
(d)    [Intentionally Omitted]
(e)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request or 2016 New Loan Borrowing Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Borrowing Request in the form of Exhibit C (or by telephone notification, confirmed promptly by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Borrowing Request in the form of Exhibit C) or, in the case of a Borrowing made on or after the Amendment No. 1 Effective Date, a 2016 New Loan Borrowing Request.
Each such telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:
(i)    the aggregate principal amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day; (iii)the Type of such Borrowing;
(iv)in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.
Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d) Mandatory Termination or Reduction of Commitments.
(i)    In the event that the Borrower or any other member of the Consolidated Group actually receives any Net Cash Proceeds arising from any Permitted Securitization Transactions, Debt Issuance or Asset Sale, in each case during the period commencing on the Effective Date and ending on the last day of the Availability Period, then the Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds (minus the amount of such Net Cash Proceeds required to be applied to prepay Loans outstanding at such time in accordance with Section 2.12(c)) on the day of receipt by the Borrower or, as applicable, any other member of the Consolidated Group of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any other member of the Consolidated Group, of such Net Cash Proceeds from any Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received.
(ii)    All reductions of the Commitments pursuant to Section 2.10(d)(i) shall be made ratably to the Lenders’ individual Commitments. For the avoidance of doubt, Net Cash Proceeds shall first be applied to the prepayment of Loans outstanding at any time in accordance with Section 2.12(c) and then to the reduction of Commitments in accordance with 2.10(d)(i).
(e) (i) The Company may, by delivery of a written notice (a “Maturity Date Extension Notice”) to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than ~~30~~15 days and not more than 60 days prior to the
Maturity Date, require the Lenders to extend the Maturity Date for ~~an~~ additional ~~period~~periods of three months (~~the~~an “Extended Maturity Date”); provided that there shall be no more than ~~one extension~~two extensions of the Maturity Date pursuant to this Section. Upon the delivery of the Maturity Date Extension Notice to the Lenders, (~~the date of such delivery~~, ~~the~~ and as of the applicable Original Maturity Date, (the “First Extension Date” and in case of a second extension of the Maturity Date, the “Second Extension Date”, each an “Extension Date”) the Maturity Date shall be extended to the applicable Extended Maturity Date.
(ii) Notwithstanding the foregoing provisions of this Section 2.10, no extension of the Maturity Date shall be effective with respect to any Lender unless, (A) on and as of ~~the~~such Extension Date in respect of such extension, no Event of Default shall have occurred and be continuing and (B) on or prior to the applicable Original Maturity Date, the Company shall have paid the extension fees required under Section 2.13(c).

the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the ~~date hereof~~Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) Upfront Fees. The Company agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee at the rate set forth in the Fee Letter on the aggregate amount of the Commitments in effect on the Effective Date, which fee shall be earned and payable on the Effective Date.

(c) Extension Fees. In the event that ~~the~~an Extension Date occurs, the Company agrees to pay to the Administrative Agent, for the account of each Lender, an extension fee at the rate set forth in the Fee Letter on the aggregate outstanding principal amount of the Loans of such Lender on the applicable Original Maturity Date, which fee shall be earned and payable on ~~the~~such Original Maturity Date.
(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(e) All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, upfront fees and Extension Fee, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.14. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or the Company, solely in his capacity as such and not individually, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(g)    [Intentionally Omitted].
(h)    To the extent requested by not later than five Business Days prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including information required under the Act.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 8, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan during the Availability Period on the occasion of any Borrowing ~~is~~and the obligation of the 2016 New Lender to make the 2016 New Loan during the 2016 Availability Period is, in each case, subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Company set forth in this Agreement shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the date of such Borrowing, except to the extent that any such representations and warranties expressly relate to an earlier date in which case any such representations and warranties shall be true and correct (or, in the case of any such representation or warranty not qualified as to materiality, true and correct in all material respects) at and as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing and, solely in the event that any amounts remain outstanding or any commitments remain in place under the Existing Credit Agreement, no “Default” or “Event of Default” shall have occurred and be continuing under the Existing Credit Agreement.

(c)    The initial Borrowing under the facility (the “Initial Borrowing”) shall be made not later than 10 Business Days following the Effective Date (such date, the “Initial Borrowing End Date”).
(d)    Solely with respect to the 2016 New Loan, the Administrative Agent shall have received a duly completed and executed 2016 New Loan Borrowing Request.
(e)    Solely with respect to the 2016 New Loan, the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Guarantors (such evidence of good standing to be limited to the good standing of each Guarantor in such Guarantor’s jurisdiction of organization), the authorization of the Transactions and any other legal matters relating to the Guarantors, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent, the 2016 New Lender and their respective counsel.
Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE 5
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:
Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with sufficient copies for each Lender):
(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, cash flows and shareholders’ equity and comprehensive income as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a qualification, exception or explanatory paragraph relating to the Company’s ability to continue as a going concern and without any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (identifying in an explanatory paragraph any material accounting changes); provided that delivery of the Company’s form 10-K containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, including the financial statements described above reported on by KPMG LLP or other independent public accountants of recognized national standing (without a qualification, exception or explanatory paragraph relating to the Company’s ability to continue as a going concern and without any qualification, exception or explanatory paragraph as to the scope of such audit), shall be deemed to satisfy the requirements of this clause (a);
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet and related statements of income, cash flows and shareholders’ equity and comprehensive income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery of the Company’s Form 10Q, containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, together with the certificate of a Financial Officer as described above, shall be deemed to satisfy the requirements of this clause (b);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.09 and 6.10 (including any adjustments necessary to reflect the existence of any Excluded Subsidiaries) and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after any certificate is delivered to the “Administrative Agent” under the Existing Credit Agreement pursuant to Section 5.01(d) of such Existing Credit Agreement (as in effect on the ~~date hereof~~Effective Date), a copy of such certificate;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative

Section 6.01. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Domestic Subsidiaries (excluding (a) any Indebtedness of a Domestic Subsidiary owed to the Company or another Domestic Subsidiary, (b) any Indebtedness of a Guarantor, so long as its Guarantee under the Guarantee Agreement remains in effect, (c) any Indebtedness of a Securitization Subsidiary that is included in calculating the Securitization Amount, (d) any Guarantee by a Domestic Subsidiary of Indebtedness of a Foreign Subsidiary, if the assets of such Domestic Subsidiary consist solely of investments in Foreign Subsidiaries and a de minimis amount of other assets and (e) Indebtedness existing as of the Effective Date and set forth on Schedule 6.01, but including (except as provided in clause (d) above) any Guarantee by a Domestic Subsidiary (other than a Guarantor) of Indebtedness of any other Person, including the Company, a Guarantor or a Foreign Subsidiary) at any time to exceed US$200,000,000.
Section 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Company or any Domestic Subsidiary existing on the ~~date hereof~~Effective Date; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the ~~date hereof~~Effective Date and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided further that, any such Lien securing obligations in excess of US$10,000,000 on the ~~date hereof~~Effective Date shall not be permitted under this clause (b) unless such Lien is set forth in Schedule 6.02;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the ~~date hereof~~Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets (including equipment) hereafter acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such provided that the foregoing shall not be construed to restrict the conduct of businesses that are limited to serving the Company and its Subsidiaries and their respective franchisees and licensees, such as the creation of Subsidiaries to conduct insurance or inventory purchasing activities for the Company and its Subsidiaries and their respective franchisees and licensees.
Section 6.04. OFAC/FCPA. The Borrower will not directly, or, to the Borrower’s knowledge, indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in any manner that would result in a violation of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise) or (ii) in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.
Section 6.05. Hedging Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement or commodity price protection agreement or other commodity price hedging arrangement, other than Hedging Agreements, commodity price protection agreements and other commodity price hedging arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
Section 6.06. [Intentionally omitted].
Section 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its then Affiliates, except (a) in the ordinary course of business for consideration and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (including pursuant to joint venture agreements entered into after the Effective Date with third parties that are not Affiliates), (b) transactions between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries, in each case not involving any other Affiliate, (c) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (d) the Company and its Subsidiaries may make Equity Payments in respect of any of their respective Equity Interests, or pursuant to or in accordance with stock option plans or employee benefit plans for management or employees of the Company and its Subsidiaries and (e) the foregoing shall not prevent the Company or any Subsidiary from performing its obligations under agreements existing on the ~~date hereof~~Effective Date between the Company or any of its Subsidiaries and any joint venture of the Company or any of its Subsidiaries in accordance with the terms of such agreements as in effect on the ~~date~~

~~hereof~~Effective Date or pursuant to amendments or modifications to any such agreements that are not adverse to the interests of the Lenders.
Section 6.08. Issuances of Equity Interests by Principal Domestic Subsidiaries. The Company will not permit any Principal Domestic Subsidiary to issue any additional Equity Interest in such Principal Domestic Subsidiary other than (a) to the Company, (b) to another Subsidiary in which the Company owns, directly or indirectly, a percentage interest not less than the percentage interest owned in the Principal Domestic Subsidiary issuing such Equity Interest, (c) any such issuance that does not reduce the Company’s aggregate direct and indirect percentage ownership interest in such Principal Domestic Subsidiary and (d) issuances of Equity Interests after the ~~date hereof~~Effective Date which are not otherwise permitted by the foregoing clauses of this Section, provided that the aggregate consideration received therefor (net of all consideration paid in connection with all repurchases or redemptions thereof) does not exceed US$100,000,000 during the term of this Agreement.
Section 6.09. Leverage Ratio. The Company will not permit the Leverage Ratio as of any date to exceed 2.75 to 1.0.
Section 6.10. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending after the Effective Date to be less than 1.40 to 1.00.
Section 6.11. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”), except (a) any Sale and Lease-Back Transaction consummated within 90 days after the purchase by the Company or a Domestic Subsidiary of the property or assets (other than assets acquired pursuant to any Permitted Acquisition) which are the subject of such Sale and Lease-Back Transaction, (b) any Sale and Lease-Back Transaction between the Company and any Subsidiary or any Subsidiary and any other Subsidiary and (c) other Sale and Lease-Back Transactions; provided that any Sale and Lease-Back Transaction permitted by clause (c) above shall be subject to compliance with the limitation set forth in the proviso to clause (i) of Section 6.02.
Section 6.12. Equity Payments. The Borrower will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Equity Payment, except the Borrower and its Subsidiaries may make Equity Payments (i) in the form of dividends or other distributions made to the Borrower’s or its Subsidiary’s equity holders, which in the case of such Equity Payments by the Borrower shall be made ratably to the Borrower’s equity holders and shall be consistent with past practice and in the case of such Equity Payments by a Subsidiary shall be made ratably (or on a greater than ratable basis to the Borrower or any Subsidiary) to and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Each party hereto agrees and acknowledges that the Syndication Agents, the Documentation ~~Agents~~Agent and the Lead Arrangers do not have any duties or responsibilities in their capacities as Syndication Agents, Documentation ~~Agents~~Agent and Lead Arrangers, respectively, hereunder or under any other Loan Document and shall not have, or become subject to, any liability hereunder in such capacities, but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lead Arrangers, the Syndication Agents, the Documentation ~~Agents~~Agent and the Lenders, and none of the Company or any other Loan Party shall have any rights as a third party beneficiary of any such provisions other than in respect of the consent rights set forth above relating to a successor Administrative Agent.
ARTICLE 9
[INTENTIONALLY OMITTED]
ARTICLE 10
MISCELLANEOUS
Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Company, to it at Yum! Brands, Inc., P.O. Box 32070, Louisville, KY 40232, (or, in the case of overnight packages, 1441 Gardiner Lane, Louisville, KY 40213-1963), Attention of William L. Gathof, Vice President and Treasurer (Telecopy No. (502) 874-8948);
(ii)    if to the Administrative Agent or to GS Bank, in its capacity as a Lender, as follows: Goldman Sachs Bank USA c/o Goldman, Sachs & Co. 30 Hudson Street, 36th Floor Jersey City, NJ 07302, Attention: SBD Operations (Email: gsd.link@gs.com), with a copy to: Goldman Sachs Bank USA 200 West Street New York, New York 10282-2198, Attention: Aaron Peyton; and
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Company; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.
(c) If, in connection with any proposed waiver, amendment or modification of this Agreement or any other Loan Document or any provision hereof or thereof, the consent of one or more of the Lenders whose consent is required is not obtained, then the Company shall have the right to replace each such non-consenting Lender with one or more assignees pursuant to Section 2.20(b); provided that at the time of such replacement, each such assignee consents to the proposed waiver, amendment or modification.
Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Syndication Agents, the Documentation ~~Agents~~Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) The Company shall indemnify the Administrative Agent, each Syndication Agent, each Documentation Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom,

SCHEDULE 2.01 To Credit Agreement
COMMITMENTS

Lender	Commitment
Citibank, N.A.	$500,000,000
Goldman Sachs Bank USA	$500,000,000
JPMorgan Chase Bank, N.A.	$500,000,000
Wells Fargo Bank, National Association	$500,000,000
Total	~~1,500,000,000~~ 2,000,000,000